Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Forward Industries, Inc. of our report dated December 17, 2020, on our audits of the consolidated financial statements of Forward Industries, Inc. and Subsidiaries as of and for the years ended September 30, 2020 and 2019, which report is included in the Annual Report on Form 10-K of Forward Industries, Inc. for the year ended September 30, 2020.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-8.

/s/ CohnReznick LLP

Jericho, New York

February 24, 2021